State Street Research Financial Trust

                                     Form SE

                          Exhibit Index for Form N-SAR

Item 77.C. Matters Submitted to a vote of security holders

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                        ADDITIONAL ANSWERS TO FORM N-SAR
                                       for
                      STATE STREET RESEARCH FINANCIAL TRUST

Item 77: Attachments
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SUB-ITEM 77C: Submissions of matters to a vote of security holders


                     STATE STREET RESEARCH FINANCIAL TRUST
                   Report on Special Meetings of Shareholders

State Street Research Government Income Fund

A Special Meeting of Shareholders of the State Street Research Government Income Fund, a series of State Street Research Financial Trust was convened on December 27, 2004 ("Meeting"). The results of the Meeting are set forth below.


                                                      Votes (millions of shares)
Action on Proposal                                    For     Against    Abstain
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For All Classes of Government Income Fund

To approve an Agreement and Plan of
Reorganization providing for the acquisition of
all of the assets and certain stated liabilities of
the State Street Research Government Income
Fund, a series of State Street Research Financial
Trust, by the BlackRock Intermediate Government
Bond Portfolio, a series of BlackRock Funds....      17.9       1.4        1.5